Press Release issued by Registrant, dated September 30, 1999


407-425-6040
Laura@bennettandco.com
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ENTERTAINMAX Buys Interest in Gateways to Space
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ORLANDO, Fla. (September 30, 1999) - Orlando-based ENTERTAINMAX, Inc. announced today it has purchased a large block of shares in Gateways to Space (OTC BB:
GWTS) from the Karabochos family, company founders and major shareholders.



"We've purchased this interest in Gateways to Space because we believe in its products and message," said Chuck Weber, chairman of ENTERTAINMAX. "We at ENTERTAINMAX are confident that the future of this company and works yet-to-be produced have potential when presented correctly to the marketplace."



Weber said ENTERTAINMAX is in the process of bringing GWTS back into compliance with Securities and Exchange Commission regulations.



ENTERTAINMAX was founded to manufacture, publish and distribute music and films. The company owns licensing rights to film classics featuring such stars as John Wayne, Shirley Temple and Abbott and Costello among others. ENTERTAINMAX also holds worldwide rights to music from such artists as Nat King Cole and Frank Sinatra.



ENTERTAINMAX is also the parent corporation of eMAX, Inc., a multi-level, technology-driven organization founded in 1991 that operates from four groups: eMAX Software, eMAX Music, eMAX Video and eMAX Communications. Weber, with his wife Roxanna who serves as chief financial officer, has grown the company and its assets to include a wide range of mediums focusing on the production and global distribution of high-quality family entertainment.





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